Offer to Purchase for Cash
                     2,261,770 Units of Beneficial Interest
                                       of
                               TEL OFFSHORE TRUST
                                       at
                               $5.80 Net Per Unit
                                       by
                          MAGNUM HUNTER RESOURCES, INC.


         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
            NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 27, 1998, UNLESS
                             THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

To Our Client:

      Enclosed for your consideration are the Offer to Purchase dated January 28, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer") relating to the Offer by Magnum Hunter Resources, Inc., a Nevada corporation ("Purchaser"), to purchase 2,261,770 Units of beneficial interest (the "Units"), of TEL Offshore Trust, a trust created under the laws of Texas (the "Trust"), or such other number of Units that, together with the Units then owned by Purchaser, represents 51% of the Trust's outstanding Units on the date of purchase, at a price of $5.80 per Unit net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. This material is being forwarded to you as the beneficial owner of Units carried by us in your account but not registered in your name.

      We are the holder of record of Units held by us for your account. A tender of such Units can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Units held by us for your account.

      Accordingly, we request instructions as to whether you wish to tender any and all of such Units held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

      Please note the following:

          1.      The tender price is $5.80 per Unit net to you in cash.

          2. The Offer is being made for 2,261,770 Units or such other number of Units that, together with the Units then owned by Purchaser, represents 51% of the Trust's outstanding Units on the date of purchase.

          3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, February 27, 1998, unless the Offer is extended.

          4. The Offer is conditioned upon, among other things, there being validly tendered prior to the expiration of the Offer and not withdrawn, 2,261,770 Units or such other number of Units that, together with the Units then owned by Purchaser, represents 51% of the Trust's outstanding Units on the date of purchase. See the Introduction and Sections 1 and 14 of the Offer to Purchase.

          5. Tendering Unit holders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Units pursuant to the Offer.




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



      If you wish to have us tender any or all of your Units, please so instruct us by completing, executing, detaching and returning to us the instruction form attached to this letter. An envelope in which to return your instructions to us is enclosed. If you authorize tender of your Units, all such Units will be tendered unless otherwise indicated in the instruction form. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

      The Offer is made solely by the Offer to Purchase dated January 28, 1998 and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Units residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer to holders of Units in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.



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



                        Instructions with Respect to the
                           Offer to Purchase for Cash
                    2,261,770 Units of Beneficial Interest of
                               TEL OFFSHORE TRUST
                            at $5.80 Net Per Unit by
                          MAGNUM HUNTER RESOURCES, INC.

      The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated January 28, 1998, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") in connection with the offer by Magnum Hunter Resources, Inc., a Nevada corporation ("Purchaser"), to purchase 2,261,770 Units of beneficial interest of TEL Offshore Trust, a trust created under the laws of the State of Texas (the "Trust"), or such other number of Units that, together with the Units then owned by Purchaser, represents 51% of the Trust's outstanding Units on the date of purchase, at a price of $5.80 per Unit, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

      This will instruct you to tender to Purchaser the number of Units indicated below (or if no number is indicated below, all Units) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.




Number of Units Tendered*:                     SIGN HERE

_______________________________________        _________________________________


Certificate Nos.(if available):________        _________________________________
                                                           Signature(s)
_______________________________________        _________________________________

                                               _________________________________
                                               Please Type or Print Name(s) Here
Account Number:________________________        _________________________________

Date: __________________________ , 1998        _________________________________
                                                   Please Type or
                                                   Print Address(es) Here

                                               _________________________________
* Unless otherwise indicated, it will be            Area Code and Tel. No.
assumed that all Units held by us for
your account are to be tendered.               _________________________________
                                                 Taxpayer Identification or
                                                  Social Security Number

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